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                                                                    EXHIBIT 99.1

[LOGO]    LONE STAR                                                 NEWS RELEASE
          TECHNOLOGIES, INC.

                                                     CONTACT: CHARLES J. KESZLER
                                                                  (972) 770-6495
                                                             Fax: (972) 770-6411


                     LONE STAR TECHNOLOGIES, INC. ANNOUNCES
                   NEW ALLIANCE FOR SEAMLESS TUBULAR PRODUCTS

Dallas, TX, October 19, 2000....Lone Star Technologies, Inc. (Lone Star), NYSE:
LSS, announced that its operating subsidiary, Lone Star Steel Company, has entered into an exclusive multi-year agreement with CF&I Steel L.P., doing business as Rocky Mountain Steel Mills (Rocky Mountain), to market Rocky Mountain's seamless steel tubular and related products.

Rocky Mountain manufactures seamless tubular products primarily used in oilfield applications in the 5 1/2 inch to 10 3/4 inch size range. Rocky Mountain's mill, located in Pueblo, Colorado, is ideally located to supply oilfield tubulars for growing natural gas exploration and production in the Rocky Mountain, Canadian, Gulf of Mexico and Alaskan markets. The alliance also provides additional opportunities for operating synergies related to Steel's extensive finishing capabilities.

Rhys J. Best, Chairman, Chief Executive Officer and President of Lone Star said, "The new alliance with Rocky Mountain expands our ability to serve our customers with a more complete line of oilfield tubular products for exploration, and production. Rocky Mountain produces high quality seamless tubulars and recent capital investment at Rocky Mountain will further expand opportunities for specialty tubing applications."

Lone Star Technologies, Inc. is a holding company whose principal operating subsidiaries manufacture and market oilfield casing, tubing and line pipe, specialty tubing products including finned tubes used in a variety of heat recovery applications, and flat rolled steel and other tubular products and services.

         This release contains forward looking statements based on assumptions that are subject to a wide range of business risks. There is no assurance that the estimates and expectations in this release will be realized. Important factors that could cause actual results to differ materially from the forward looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-KA for the year ended December 31, 1999.